Exhibit 5

511 Union Street, Suite 2700 P.O. Box 198966 Nashville, TN 37219-8966	615.244.6380 main 615.244.6804 fax wallerlaw.com

June 12, 2014

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Re: Acadia Healthcare Company, Inc.

Ladies and Gentlemen:

We have acted as special securities counsel to Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the automatic shelf Registration Statement on Form S-3 (Registration No. 333-196611), including the prospectus which forms a part thereof (the “Base Prospectus”) and the prospectus supplement dated June 12, 2014 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the sale by the Company of up to 8,886,363 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which amount includes (i) 1,154,521 shares of Common Stock that may be sold by the Company pursuant to the exercise of an over-allotment option by the underwriters identified in the Prospectus (the “Underwriters”), and (ii) the sale by the selling stockholder identified in the Prospectus (the “Selling Stockholder”) of up to 4,659 shares (the “Selling Stockholder Shares”) of Common Stock that may be sold by the Selling Stockholder pursuant to the exercise of an over-allotment option by the Underwriters.

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the following opinions, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise

Based upon the foregoing, we are of the opinion that:

1.	The Selling Stockholder Shares are validly issued, fully paid and non-assessable; and

2.	The Company Shares, when issued and sold in the manner and on the terms described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP